Exhibit 99.1 Press Release dated April 20, 2007

FOR IMMEDIATE RELEASE      FOR MORE INFORMATION:
April 20, 2007                             Steve Marcum, Chief Financial Officer (270) 393-0700

Citizens First Corporation Announces First Quarter 2007 Results

BOWLING GREEN, KY - Citizens First Corporation (NASDAQ: CZFC) (the “Company”) today reported its results of operations for the quarter ended March 31, 2007. Mary D. Cohron, President and CEO, reported that the Company’s net income on a consolidated basis for the first quarter of 2007 was $472,000, or $0.17 per basic and diluted common share, respectively, compared to net income of $549,000, or $0.47 and $0.38 per basic and diluted common share, respectively, for the first quarter of 2006.  The percentage change in net income in the comparable periods is not proportional to the percentage change in net income per share due mainly to the effect of additional common shares issued in the fourth quarter of 2006.

The first quarter of 2007 represents the first full quarter of operating results since the acquisition of Kentucky Banking Centers, Inc. (“KBC”) on November 30, 2006. Compared to the first quarter of 2006, net income for the first quarter of 2007 decreased by $77,000, or 14.1%. Cohron attributes the decline in net income primarily to a compression of the net interest margin from 4.65% to 4.23% as well as the impact of the amortization of certain core deposit intangibles following the Kentucky Banking Centers acquisition. The Company has also committed to improve its technological infrastructure through the implementation of a branch capture check processing system which has increased current operating costs but will have potential longer term cost savings.

Total assets at March 31, 2007 were $353.3 million, up $149.5 million, or 73.4%, from $203.8 million at March 31, 2006. Return on average assets for the Company was 0.56% at March 31, 2007, compared to 1.14% for the previous year. Loans increased $88.8 million, or 54.9%, from $161.9 million at March 31, 2006 to $250.8 million at March 31, 2007. Deposits at March 31, 2007 were $296.9 million, an increase of $131.9 million, or 79.9%, compared to $165.0 million at March 31, 2006.

Stockholders’ equity of $37.0 million equaled 10.46% of total assets as of March 31, 2007. “We are extremely pleased with the net $14.6 million  raised in last year’s common offering that will enable us to meet our growth objectives,” stated Cohron. “We have grown $14.3 million in assets this quarter so our capital will be utilized.” The Company’s annualized return on average equity was 5.21% for the quarter ending March 31, 2007 compared to an annualized return of 10.98% for the quarter ending March 31, 2006.

Net interest income for the quarter ended March 31, 2007 was $3.2 million, versus $2.1 million for the same quarter of 2006, an increase of $1.1 million or 52.5%. The Company’s net interest margin declined to 4.23% for the first quarter of 2007 compared to 4.65% for the first quarter of 2006, due to a change in the mix of interest earning assets from the acquisition, and interest expense of subordinated debentures issued in the fourth quarter of 2006.

Non-interest income was $558,000 during the first quarter of 2007, compared to $320,000 in the same quarter of 2006, an increase of $238,000 or 74.3%. Included in non-interest income for the first quarter of 2007 are service charges on deposit accounts of $346,000, an increase of $169,000, or 95.9%, over the previous year’s $177,000. Also included is income from the sale of secondary market loans of $77,000, compared to $54,000 in the first quarter of 2006, an increase of $23,000, or 42.6%.

Non-interest expense was $3.0 million for the first quarter of 2007, versus $1.6 million for the same period of 2006, an increase of $1.4 million, or 87.5%. The major categories of expense increase are as follows: salaries and benefits increased $671,000; occupancy expenses increased $208,000; data processing services increased $106,000; the amortization of core deposit intangibles increased $86,000; marketing expenses increased $37,000; while all other expenses increased $292,000. The Company plans to launch an extensive branding campaign during 2007. “Our goal is to integrate all facets of communication to our customers so that we may establish a consistent and relevant voice throughout the communities we serve,” Cohron said.

A $60,000 provision for loan losses was recorded for the first quarter of 2007 while no provision was recorded for the first quarter of 2006. Non-performing assets totaled $976,000 at March 31, 2007, compared to $427,000 at March 31, 2006, an increase of $549,000. Non-performing assets to total loans ratio was 0.39% and 0.26% at March 31, 2007 and March 31, 2006, respectively. The allowance for loan losses at March 31, 2007 was $3.0 million, or 1.20% of total loans, compared to $1.9 million, or 1.18% of total loans as of March 31, 2006.

Citizens First Corporation is a bank holding company headquartered in Bowling Green, Kentucky and established in 1999. The Company currently has nine offices located in Warren, Simpson, Barren and Hart Counties in Kentucky.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon the Company’s current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the ability of the Company to assimilate the operations of Kentucky Banking Centers and to realize fully potential cost savings in connection with the acquisition. Actions by the Federal Reserve Board, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

CITIZENS FIRST CORPORATION
Consolidated Financial Highlights (unaudited)
In thousands, except per share data

	Three Months Ended
	March 31
	2007	2006
Interest income	$5,814	$3,233
Interest expense	2,632	1,147
Net interest income	3,182	2,086
Provision for loan losses	60	-
Net interest income after provision for loan losses	3,122	2,086
Non-interest income	558	320
Non-interest expenses	2,983	1,573
Income before income taxes	697	833
Provision for income taxes	225	284
Net income	472	549
Preferred dividends	128	128
Net income available for common shareholders	$ 344	$ 421
Basic earnings per common share	$0.17	$0.47
Diluted earnings per common share	$0.17	$0.38

	March 31	March 31
	2007	2006
Cash and cash equivalents	$ 37,073	$ 19,083
Available for sale securities	37,279	12,582
Loans held for sale	1,407	72
Loans	250,760	161,915
Allowance for loan losses	(3,000)	(1,906)
Intangible assets	13,021	1,182
Other assets	16,802	10,879
Total assets	$353,342	$203,808

Deposits	$296,860	$164,987
Securities sold under repurchase agreements	3,390	2,667
FHLB advances	9,233	14,448
Other borrowings	5,000	-
Other liabilities	1,905	1,404
Total liabilities	316,388	183,505
Preferred stock	7,659	7,659
Common stock	26,723	10,126
Retained earnings	2,983	2,990
Accumulated comprehensive income (loss)	(411)	(473)
Total shareholders’ equity	36,954	20,303
Total liabilities and shareholders’ equity	$353,342	$203,808

                                    3